Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

FIRST QUARTER 2020 FINANCIAL RESULTS

Roanoke, Va., March 16, 2020 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its first quarter ended January 31, 2020.

First Quarter 2020 Financial Results

Consolidated net sales were $12.9 million in the first quarter of fiscal year 2020, compared to net sales of $16.8 million in the first quarter of fiscal year 2019. The year-over-year decrease in net sales was mostly due to a number of large orders from one customer in the wireless carrier market in the first quarter of fiscal year 2019 that did not recur at the same levels in the first quarter of fiscal year 2020. Net sales to this customer decreased $2.3 million in the first quarter of fiscal 2020, as compared to the first quarter of fiscal 2019. Historically, net sales to this customer have been volatile from quarter to quarter and from year to year.

Gross profit was $2.4 million in the first quarter of fiscal year 2020 compared to gross profit of $3.6 million in the same period last year, a decrease of 32.5%. Gross profit margin, or gross profit as a percentage of net sales, was 18.7% in the first quarter of fiscal year 2020 compared to 21.3% for the same period in fiscal year 2019. The lower gross profit margin in the first quarter of fiscal year 2020 was substantially impacted by fixed production costs being spread over lower total sales when compared to the first quarter of fiscal 2019, offsetting cost reductions and significant production throughput and efficiency improvements achieved principally in the Company’s Roanoke production facility.

Optical Cable Corp. – First Quarter 2020 Earnings Release

SG&A expenses decreased 28.8% to $4.8 million during the first quarter of fiscal year 2020, compared to $6.8 million for the first quarter of fiscal year 2019. The decrease in SG&A expenses was primarily the result of decreases in employee related costs, but was also positively impacted by other cost reduction initiatives.

For the first quarter of fiscal year 2020, OCC recorded a net loss of $2.6 million, or $0.35 per basic and diluted share, compared to a net loss of $3.3 million, or $0.44 per basic and diluted share, for the first quarter of fiscal year 2019.

During the first quarter of fiscal year 2020, OCC achieved net cash provided by operating activities of $544,000, while reducing accounts payable and accrued expenses, including accrued compensation and payroll taxes, by $1.5 million, ending the first quarter with a current ratio of 2.1 to 1.0.

Credit Agreement Modified

OCC’s Credit Agreement with Pinnacle Bank was amended on March 10, 2020, subsequent to the Company’s fiscal quarter end. OCC’s credit facilities under the Credit Agreement consist of a $6.5 million Revolver and real estate term loans. The purpose of the amendment was to (i) remove the current ratio financial covenant for the fiscal quarters ended January 31, 2020 and ending April 30, 2020 and (ii) remove the total liabilities to tangible net worth ratio for the fiscal quarters ended January 31, 2020 and ending April 30, 2020. OCC also reaffirmed it would reduce the aggregate outstanding balance under the Credit Agreement by $200,000 on or before April 15, 2020 by reducing the outstanding principal balances on the real estate term loans. OCC also affirmed that it would continue to engage in good faith to negotiate a letter of intent or similar expression of interest to refinance the Revolver by March 31, 2020 and enter into a financing commitment letter, similar equity commitment or combination thereof relating to the financing by May 1, 2020 with a closing planned on or before June 30, 2020.

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Despite the volatility of the markets, our results for the first quarter reflect stability in certain of our core markets. During the quarter, we made progress on cost reduction initiatives and achieved increased production throughput and efficiency improvements at our Roanoke production facility. While our fixed costs and operating leverage offset these efforts during the quarter, we expect to realize the benefits of these initiatives as sales increase. Looking ahead, we are seeing increases in sales activity in certain of our markets so far, and we are continuing to execute on our strategies to aggressively drive sales and increase operational efficiency.”

Mr. Wilkin continued, “Our markets remain challenging and, like others around the world, we are closely monitoring the impact of the global coronavirus pandemic. That said, we are focused on what we can control, which includes continuing to innovate and provide comprehensive solutions that meet the evolving needs of our broad and diverse customer base. We remain committed to enhancing operational excellence to deliver enhanced value to shareholders.”

Optical Cable Corp. – First Quarter 2020 Earnings Release

Conference Call Information

As previously announced, OCC will host a conference call today, March 16, 2020, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (866) 610-1072 in the U.S. or (973) 935-2840 internationally, passcode 7564144. For interested individuals unable to join the call, a replay will be available through Monday, March 30, 2020 by dialing (800) 585-8367 or (404) 537-3406, passcode 7564144. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And, OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – First Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

Condensed CONSOLIDATED Statements OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended January 31,
	2020	2019

Net sales	$12,887	$16,751
Cost of goods sold	10,483	13,188

Gross profit	2,404	3,563

SG&A expenses	4,824	6,774
Royalty expense, net	18	─
Amortization of intangible assets	10	10

Loss from operations	(2,448)	(3,221)

Interest expense, net	(137)	(116)
Other, net	(2)	─
Other expense, net	(139)	(116)

Loss before income taxes	(2,587)	(3,337)

Income tax expense (benefit)	5	(27)

Net loss	$(2,592)	$(3,310)

Net loss per share:
Basic and diluted	$(0.35)	$(0.44)

Weighted average shares outstanding:
Basic and diluted	7,322	7,537

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Optical Cable Corp. – First Quarter 2020 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	January 31, 2020	October 31, 2019
Cash	$694	$537
Trade accounts receivable, net	6,799	10,348
Inventories	17,180	18,096
Other current assets	426	399
Total current assets	25,099	29,380
Non-current assets	11,566	10,727
Total assets	$36,665	$40,107

Current liabilities	$11,918	$13,627
Non-current liabilities	6,066	5,241
Total liabilities	17,984	18,868
Total shareholders’ equity	18,681	21,239
Total liabilities and shareholders’ equity	$36,665	$40,107

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